EXHIBIT 10(iii)31

                              EMPLOYMENT AGREEMENT

     AGREEMENT by and between CH Energy Group Inc. ("Energy Group"), a New York corporation, and ----------------- (the "Executive"), dated as of the --- day of --------, 2000.

     The Board of Directors of Energy Group (the "Board") has determined that it is in the best interests of Energy Group and its shareholders to assure that Energy Group will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Energy Group. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to Energy Group currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused Energy Group to enter into this Agreement with the Executive.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. This Employment Agreement shall be between Energy Group and the Executive named above for all periods during which the Executive serves in the capacity as an officer of Energy Group or any of its affiliated companies.

     2.   CERTAIN DEFINITIONS.

          (a) As used in this Agreement, "Energy Group" shall mean CH Energy Group, Inc. as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with Energy Group.

          (c) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 2(d)) on which a Change of Control (as defined in Section 3) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with Energy Group or any of its affiliated companies is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

          (d) The "Change of Control Period" shall mean the period commencing on the

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date hereof and ending on the following July 31, which July 31 and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date". Unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date Energy Group shall give notice to the Executive that the Change of Control Period shall not be so extended; provided, that such a notice shall be null and void if it is reasonably demonstrated by the Executive that such notice was given (i) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise in connection with or anticipation of a Change of Control.

          (e)  The "Multiple" shall mean three.

     3. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Energy Group (the "Outstanding Energy Group Common Stock") or (y) the combined voting power of the then outstanding voting securities of Energy Group entitled to vote generally in the election of directors (the "Outstanding Energy Group Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Energy Group, (ii) any acquisition by Energy Group, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Energy Group or its affiliated companies or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
(ii) and (iii) of subsection (c) of this Section 3; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Energy Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Energy Group (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Energy Group Common Stock and Outstanding Energy Group Voting Securities


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immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energy Group or all or substantially all of Energy Group's assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Energy Group Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energy Group or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

          (d) Approval by the shareholders of Energy Group of a complete liquidation or dissolution of Energy Group.

     4. EMPLOYMENT PERIOD. Energy Group hereby agrees to continue, or cause to be continued, the Executive in its employ, or in the employ of any of its affiliated companies, and the Executive hereby agrees to remain in the employ of Energy Group or any of its affiliated companies subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

     5.   TERMS OF EMPLOYMENT.

          (A)  POSITION AND DUTIES.

               (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location within Energy Group's service territory (as it existed immediately before the Effective Date); provided, that the Executive may be required to relocate outside such service territory if Energy Group or any of its affiliated companies provides the Executive with relocation benefits at least as favorable as those that would have been provided under Energy Group's, or any affiliated companies' applicable relocation policy as in effect immediately before the Effective Date.

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               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Energy Group or any of its affiliated companies and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of Energy Group or any of its affiliated companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to Energy Group or any of its affiliated companies.

          (B)  COMPENSATION.

               (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by Energy Group or any of its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

               (ii) ANNUAL BONUS. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus under Central Hudson Gas & Electric Corporation's Management Incentive Plan, Energy Group's Executive Compensation Program, if applicable, or any comparable annual bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by Energy Group or its affiliated company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

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